Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-267263) pertaining to the Getty Images Holdings, Inc. Earn Out Plan, the Getty Images Holdings, Inc. 2022 Employee Stock Purchase Plan, and the Getty Images Holdings, Inc. 2022 Equity Incentive Plan; and
(2)Registration Statement (Form S-1 on Form S-3 No. 333-266686) of Getty Images Holdings, Inc.; and
(3)Registration Statement (Form S-3 No. 333-278454) of Getty Images Holdings, Inc.

of our report dated March 17, 2025, with respect to the consolidated financial statements of Getty Images Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

Seattle, Washington

March 17, 2025